Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Laura Meyer (314-694-8148)

MONSANTO ANNOUNCES SECOND QUARTER FINANCIAL RESULTS WITHIN GUIDANCE; BALANCED PORTFOLIO DRIVES ABILITY TO DELIVER STRONG FULL-YEAR GROWTH WITHIN CHALLENGING AGRICULTURE ENVIRONMENT WHILE INVESTING TO UNLOCK FUTURE GROWTH

•	Innovation Differentiates Company and Drives Five-Year Plan To At Least Double Ongoing EPS by 2019

•	Intacta RR2 PRO™ Delivers Excellent Performance In Second Year, Reaching 15 Million Acres

•	Company Trending to Low End of Guidance Ranges for Full-Year EPS and Free Cash Flow

ST. LOUIS, April 1, 2015 - With half its fiscal year complete, Monsanto Company (NYSE: MON) today highlighted continued progress on several key milestones related to its long-term growth drivers, including the strong performance of Intacta RR2 PRO™ soybeans in their second year of commercialization, advancement of pre-commercial activities for Roundup Ready 2 Xtend™ soybeans and the continued footprint expansion of its global corn business, even against a smaller acreage base, as farmers embrace the latest innovations. The company also noted its estimates for fiscal year 2015 earnings per share and free cash flow remain in the ranges of its original guidance though now trending at the lower end of the ranges given the industry-wide headwinds of declining corn acres and the strengthening of the U.S. dollar.

	Second Quarter		Six Months
($ in millions)	2015	2014	2015	2014
Net Sales by Segment
Corn seed and traits	$2,912	$3,414	$3,840	$4,468
Soybean seed and traits	883	820	1,279	1,087
Cotton seed and traits	30	49	113	186
Vegetable seeds	207	219	362	376
All other crops seeds and traits	146	146	205	207
TOTAL Seeds and Genomics	$4,178	$4,648	$5,799	$6,324

Agricultural productivity	$1,019	$1,184	$2,268	$2,651
TOTAL Agricultural Productivity	$1,019	$1,184	$2,268	$2,651

TOTAL Net Sales	$5,197	$5,832	$8,067	$8,975

Gross Profit	$3,039	$3,447	$4,450	$5,010

Operating Expenses	$1,019	$1,029	$2,011	$2,027
Interest Expense – Net	$64	$17	$141	$46
Other (Income) Expense – Net	$(6)	$61	$9	$81
Net Income Attributable to Monsanto Company	$1,425	$1,670	$1,668	$2,038

Diluted Earnings per Share (See note 1.)	$2.92	$3.15	$3.41	$3.83
Item Affecting Comparability – EPS Impact
Income from Discontinued Operations	(0.02)	—	(0.05)	(0.02)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$2.90	$3.15	$3.36	$3.81
Effective Tax Rate	28%	29%	28%	29%

	Second Quarter		Six Months
Comparison as a Percent of Net Sales:	2015	2014	2015	2014
Gross profit	58%	59%	55%	56%
Selling, general and administrative expenses	12%	11%	15%	14%
Research and development expenses	7%	7%	10%	9%
Income from continuing operations before income taxes	38%	40%	28%	32%
Net income attributable to Monsanto Company	27%	29%	21%	23%

“The key milestones we achieved in the first half of fiscal year 2015 are a cornerstone to the long-term growth drivers needed to propel us to our target to more than double ongoing earnings per share by 2019,” said Hugh Grant, chairman and chief executive officer for Monsanto. “As we move into the second half of the year, we remain focused on our long-term growth drivers, with disciplined near-term execution and focus on our customers.”

Results of Operations

Net sales for the fiscal year 2015 second quarter decreased over the prior year’s second quarter to approximately $5.2 billion, with gross profit for the quarter also decreasing over the prior year period to $3 billion. For the first six months, net sales were approximately $8.1 billion and gross profit approximately $4.5 billion.

The second quarter results were aligned with the company’s guidance, with its performance reflecting in part the previously outlined expected shift in gross profit from the U.S. Channel® seed brand business of approximately $275 million from the second quarter to the third quarter. This was balanced against strong soybean performance in South America and the United States. In Agricultural Productivity, the decline in gross profit was primarily volume related, as the company continued to convert from non-branded to branded volumes of Roundup®, which is shifting gross profit to the second half to support key application windows for over-the-top sprays.

Selling, general and administrative (SG&A) costs were $647 million and R&D expenses were $372 million for the second quarter. Continued disciplined reductions in the base spend led to a slight decline in total operating expenses while still allowing for increased spend in the company’s Climate and biological platforms to support the long-term growth prospects for these opportunities.

The company's second quarter earnings per share (EPS) was $2.90 on an ongoing basis and $2.92 on an as-reported basis, within the ranges outlined during the first quarter. EPS for the first six months of fiscal year 2015 was $3.36 on an ongoing basis and $3.41 on an as-reported basis. (For a reconciliation of EPS to ongoing EPS see note 1).

Cash Flow

Free cash flow was a source of $986 million for the first half of fiscal year 2015, compared to a source of approximately $290 million for the first half of fiscal year 2014. (For a reconciliation of free cash flow, see note 1). These results reflect the absence of the acquisition of The Climate Corporation and the investment in the Novozymes collaboration in the current fiscal year, as well as the expected gross profit shifts in the U.S. Channel® seed brand and Agricultural Productivity businesses. For the first half of fiscal year 2015, cash flow from operations was a source of approximately $1.5 billion, compared to $1.8 billion the same period last year. Net cash required by investing activities for the first half of fiscal year 2015 was approximately $532 million, compared to $1.6 billion for the same period of fiscal year 2014. Net cash required by financing activities for the first half of 2015 was $406 million, compared to net cash required of $147 million for the same period of fiscal year 2014.

The company remains diligent in its capital allocation approach, with the closure of $3 billion of its $6 billion accelerated buyback programs in March 2015 and the remaining $3 billion expected to close in April 2015.

Outlook

The company affirmed its previously announced EPS guidance outlined at the beginning of the fiscal year, although noted it was now trending to the low end of the range. Fiscal-year 2015 ongoing earnings per share guidance is expected to be in the low end of the range of $5.75 to $6.00. Full-year 2015 EPS guidance on an as-reported basis is expected in the low end of the range of $5.80 to $6.05 per share. (For a reconciliation of EPS, see note 1.) The

EPS guidance is inclusive of what is now expected to be a $0.35 to $0.40 headwind for this fiscal year driven by the significant deterioration of several key currencies versus the U.S. dollar.

The company also is tracking to the lower end of its original free cash flow guidance of $2.0 billion to $2.2 billion, as it now estimates net cash provided by operating activities to be $3.0 billion to $3.3 billion and net cash required by investing activities to be approximately $1.0 billion to $1.1 billion. (For a reconciliation of free cash flow, see note 1.)

The Seeds and Genomics segment gross profit growth percentage for the full year is now expected to be low-to-mid-single digits, while the company’s Agricultural Productivity gross profit is still expected to be down approximately 10 percent versus the prior year due to anticipated generic glyphosate price softening and an incremental 2-to-3 percent due to deteriorating currencies.

Executives noted the company will continue to focus on disciplined operational spend as a hedge to the current macro trends, as well as to enable incremental spend to support new platform opportunities. Total operating expenses, inclusive of new platform spend, are now expected to be down in the range of 3-to-5 percent versus the prior year.

As the company looks to the second half of the year, it expects roughly 80 to 85 percent of the remaining earnings per share to fall into the third quarter, with the residual in the fourth quarter.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
Seeds and Genomics	2015	2014	2015	2014	2015	2014	2015	2014
Corn seed and traits	$2,912	$3,414	$3,840	$4,468	$1,877	$2,253	$2,402	$2,903
Soybean seed and traits	883	820	1,279	1,087	608	539	885	707
Cotton seed and traits	30	49	113	186	20	28	78	120
Vegetable seeds	207	219	362	376	94	96	158	164
All other crops seeds and traits	146	146	205	207	78	77	95	104
TOTAL Seeds and Genomics	$4,178	$4,648	$5,799	$6,324	$2,677	$2,993	$3,618	$3,998

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Seeds and Genomics	2015	2014	2015	2014
EBIT (For a reconciliation of EBIT, see note 1.)	$1,822	$2,055	$1,865	$2,159

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and precision agriculture.

Sales for Monsanto’s Seeds and Genomics segment in the second quarter were $4.2 billion, reflecting the shift in the Channel® seed brand business and the impact of softening foreign currencies. Offsetting that is the strong contribution from the company’s soybean business as it continues the momentum from a record fiscal year 2014 and strong first quarter 2015. The company noted it reached 15 million acres of Intacta RR2 PRO™ during its second year of launch, above the company’s initial estimates of 10 million to 12 million acres and five times the penetration in its first year of introduction. The company is expanding its production of Intacta RR2 PRO™ varieties for the third year of commercialization as it targets 30 million acres in 2016 with plans to offer more than 150 varieties for Brazil alone.

Within its U.S. soybean business, the company's shipments and order book continue to point to expected growth in its Roundup Ready 2 Yield® platform again this season across its branded and licensing businesses. The company also continues to highlight progress on pre-commercial activities for Roundup Ready 2 Xtend™ soybeans in the United States as it remains on track for more than a three million acre launch in 2016 pending necessary regulatory approvals. Roundup Ready 2 Xtend™ soybeans are expected to be available in more than 60 varieties, which is more than six times the varieties offered in the launch year of Roundup Ready 2 Yield® soybeans.

Monsanto also noted it remains on track to hold or grow its branded corn share footprint in every major market in the face of declining corn acres. Additionally, exclusive of currency headwinds, the company expects to deliver positive germplasm price mix lift for the full year. In South America, the company achieved a more than two point increase in its branded corn share in Brazil following the first season, despite significantly reduced planted acres.

Within the U.S. corn seed business, the order book highlights that the Reduced Refuge family of products is maintaining its percentage of the portfolio from the prior year, with strong conversion to the company’s dual-mode of action products like SmartStax® and VT Double PRO®. The company has also seen increased demand for its Genuity® DroughtGard® Hybrids product.

In cotton, it is now expected to reach more than a half million acres of Bollgard II® XtendFlex™ cotton this spring in the United States as part of the company's limited commercial introduction.

The Climate Corporation has rolled out its Climate PRO™ offering for this season in the United States, featuring advanced nitrogen and field health insights to support the important management decisions farmers make throughout the season. Climate Basic™, the company’s free web and mobile app to help farmers optimize their daily decision making with field-level weather information, has also been upgraded this season with an even simpler user interface for farmers, an upgraded notifications system and added scouting functionality. The company continues to target to increase its Climate Basic™ users by 50 percent, from its fiscal year 2014 base of 30 million acres, as well as more than double its one million Climate PRO™ premium acres from fiscal year 2014.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
	2015	2014	2015	2014	2015	2014	2015	2014
Agricultural productivity	$1,019	$1,184	$2,268	$2,651	$362	$454	$832	$1,012
TOTAL Agricultural Productivity	$1,019	$1,184	$2,268	$2,651	$362	$454	$832	$1,012

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Agricultural Productivity	2015	2014	2015	2014
EBIT (For a reconciliation of EBIT, see note 1.)	$221	$308	$605	$758
Unusual Item Affecting EBIT:
EBIT from Discontinued Operations	$11	$8	$37	$22

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales for the Agricultural Productivity segment in the first half of fiscal 2015 were approximately $2.3 billion. The company continues to anticipate Agricultural Productivity segment gross profit to decline approximately 10 percent in fiscal year 2015 due to anticipated generic glyphosate price softening, and an incremental 2-to-3 percent due to deteriorating currencies.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations, product performance, and an update of projects within the company’s R&D pipeline. The call may include a discussion of strategic initiatives and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/9dcas7uu/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting the company's manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Beyond the Rows, Roundup, Intacta RR2 PRO, Roundup Ready 2 Yield, Roundup Ready 2 Xtend, SmartStax, VT Double PRO, Genuity, DroughtGard and Bollgard II XtendFlex are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Six Months Ended
	Feb. 28, 2015	Feb. 28, 2014	Feb. 28, 2015	Feb. 28, 2014
Net Sales	$5,197	$5,832	$8,067	$8,975
Cost of goods sold	2,158	2,385	3,617	3,965
Gross Profit	3,039	3,447	4,450	5,010
Operating Expenses:
Selling, general and administrative expenses	647	625	1,227	1,214
Research and development expenses	372	404	784	813
Total Operating Expenses	1,019	1,029	2,011	2,027
Income from Operations	2,020	2,418	2,439	2,983
Interest expense	92	40	207	93
Interest income	(28)	(23)	(66)	(47)
Other (income) expense, net	(6)	61	9	81
Income from Continuing Operations Before Income Taxes	1,962	2,340	2,289	2,856
Income tax provision	550	672	650	824
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$1,412	$1,668	$1,639	$2,032
Discontinued Operations:
Income from operations of discontinued businesses	11	8	37	22
Income tax provision	4	4	14	9
Income from Discontinued Operations	7	4	23	13
Net Income	$1,419	$1,672	$1,662	$2,045
Less: Net (loss) income attributable to noncontrolling interest	(6)	2	(6)	7
Net Income Attributable to Monsanto Company	$1,425	$1,670	$1,668	$2,038

EBIT (see note 1)	$2,043	$2,363	$2,470	$2,917

Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$2.93	$3.18	$3.40	$3.86
Income from discontinued operations	0.02	—	0.05	0.02
Net Income Attributable to Monsanto Company	$2.95	$3.18	$3.45	$3.88

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$2.90	$3.15	$3.36	$3.81
Income from discontinued operations	0.02	—	0.05	0.02
Net Income Attributable to Monsanto Company	$2.92	$3.15	$3.41	$3.83

Weighted Average Shares Outstanding:
Basic	483.4	524.8	483.9	525.9
Diluted	488.1	530.3	488.8	531.6

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Financial Position	As of	As of
	Feb. 28, 2015	Aug. 31, 2014
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2015: $16 and 2014: $118)	$2,732	$2,367
Short-term investments	—	40
Trade receivables, net (variable interest entity restricted - 2015: $107 and 2014: $39)	2,357	2,014
Miscellaneous receivables	711	817
Deferred tax assets	652	635
Inventory, net	3,978	3,597
Other current assets	269	205
Total Current Assets	10,699	9,675
Property, Plant and Equipment, Net (variable interest entity restricted - 2015: $2 and 2014: $2)	4,869	5,082
Goodwill	4,189	4,319
Other Intangible Assets, Net	1,466	1,554
Noncurrent Deferred Tax Assets	350	450
Long-Term Receivables, Net	18	92
Other Assets	811	809
Total Assets	$22,402	$21,981
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2015: $106 and 2014: $136)	$346	$233
Accounts payable (variable interest entity restricted - 2015: $34 and 2014: $25)	785	1,111
Income taxes payable	526	99
Accrued compensation and benefits (variable interest entity restricted - 2015: $1 and 2014: $1)	241	500
Accrued marketing programs	1,263	1,394
Deferred revenues	1,041	438
Grower production accruals	197	54
Dividends payable	238	239
Customer payable	44	82
Miscellaneous short-term accruals (variable interest entity restricted - 2015: $6 and 2014: $0)	791	962
Total Current Liabilities	5,472	5,112
Long-Term Debt	7,894	7,528
Postretirement Liabilities	332	345
Long-Term Deferred Revenue	38	47
Noncurrent Deferred Tax Liabilities	491	509
Long-Term Portion of Environmental and Litigation Liabilities	180	184
Other Liabilities	327	342
Monsanto Shareowners’ Equity	7,659	7,875
Noncontrolling Interest	9	39
Total Shareowners’ Equity	7,668	7,914
Total Liabilities and Shareowners’ Equity	$22,402	$21,981
Debt to Capital Ratio:	52%	50%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Six Months Ended
	Feb. 28, 2015	Feb. 28, 2014
Operating Activities:
Net Income	$1,662	$2,045
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	362	332
Bad-debt expense	31	20
Stock-based compensation expense	61	57
Excess tax benefits from stock-based compensation	(33)	(36)
Deferred income taxes	(74)	32
Equity affiliate expense, net	5	4
Net gain on sales of a business or other assets	(2)	(2)
Other items	69	42
Changes in assets and liabilities that (required) provided cash, net of acquisitions:
Trade receivables, net	(482)	(705)
Inventory, net	(697)	(742)
Deferred revenues	657	313
Accounts payable and other accrued liabilities	188	588
Pension contributions	(18)	(49)
Other items	(211)	(53)
Net Cash Provided by Operating Activities	1,518	1,846
Cash Flows (Required) Provided by Investing Activities:
Purchases of short-term investments	—	(105)
Maturities of short-term investments	40	314
Capital expenditures	(511)	(471)
Acquisition of businesses, net of cash acquired	(8)	(922)
Purchases of long-term debt and equity securities	(30)	(12)
Technology and other investments	(26)	(378)
Other proceeds	3	18
Net Cash Required by Investing Activities	(532)	(1,556)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	145	(44)
Short-term debt proceeds	15	28
Short-term debt reductions	(36)	—
Long-term debt proceeds	368	999
Long-term debt reductions	(5)	(3)
Payments on other financing	—	(39)
Debt issuance costs	(4)	(8)
Treasury stock purchases	(492)	(764)
Stock option exercises	94	128
Excess tax benefits from stock-based compensation	33	36
Tax withholding on restricted stock and restricted stock units	(29)	(8)
Dividend payments	(475)	(453)
Payments to noncontrolling interests	(20)	(19)
Net Cash Required by Financing Activities	(406)	(147)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(215)	(6)
Net Increase in Cash and Cash Equivalents	365	137
Cash and Cash Equivalents at Beginning of Period	2,367	3,668
Cash and Cash Equivalents at End of Period	$2,732	$3,805

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The presentation of non-GAAP financial measures is intended to supplement investor understanding of our operating performance. Furthermore, these non-GAAP financial measures may not be comparable to similar measures used by other companies. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended		Six Months Ended
	Feb. 28, 2015	Feb. 28, 2014	Feb. 28, 2015	Feb. 28, 2014
EBIT – Seeds and Genomics Segment	$1,822	$2,055	$1,865	$2,159
EBIT – Agricultural Productivity Segment	221	308	605	758
EBIT– Total	2,043	2,363	2,470	2,917
Interest Expense – Net	64	17	141	46
Income Tax Provision(A)	554	676	661	833
Net Income Attributable to Monsanto Company	$1,425	$1,670	$1,668	$2,038
(A) Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2015	Three Months Ended		Six Months Ended
	Guidance	Feb. 28, 2015	Feb. 28, 2014	Feb. 28, 2015	Feb. 28, 2014
Diluted Earnings per Share	$5.80-$6.05	$2.92	$3.15	$3.41	$3.83
Income from Discontinued Operations	(0.05)	(0.02)	—	(0.05)	(0.02)
Diluted Earnings per Share from Ongoing Business	$5.75-$6.00	$2.90	$3.15	$3.36	$3.81

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2015 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2015	Six Months Ended
	Guidance	Feb. 28, 2015	Feb. 28, 2014
Net Cash Provided by Operating Activities	$3,000-3,300	$1,518	$1,846
Net Cash Required by Investing Activities	(1,000)-(1,100)	(532)	(1,556)
Free Cash Flow	$2,000-2,200	$986	$290
Net Cash Required by Financing Activities	N/A	(406)	(147)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(215)	(6)
Net Increase in Cash and Cash Equivalents	N/A	365	137
Cash and Cash Equivalents at Beginning of Period	N/A	2,367	3,668
Cash and Cash Equivalents at End of Period	N/A	$2,732	$3,805